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                                                                    EXHIBIT 4.25


                       [Translated from Chinese Original]

                               OPERATION AGREEMENT



                                     between



                      FORTUNE SOFTWARE (BEIJING) CO., LTD.



                                       and


                      BEIJING PREMIUM TECHNOLOGY CO., LTD.




                                  August, 2007

                                 BEIJING, CHINA


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                               OPERATION AGREEMENT

This Operation Agreement ("this Agreement") is entered into in Beijing, People's Republic of China (the "PRC") on this August 21, 2007 between:

Party A: Fortune Software (Beijing) Co., Ltd
Address: Room 626, Beijing Hangtian Jingmi Mansion, No. 30 Haidian Nalu Road, Haidian District, Beijing Legal Representative: Zhao Zhiwei
Tel: 010-58325388

Party B: Beijing Premium Technology Co., Ltd.

Address: Room 619, Beijing Hangtian Jingmi Mansion, No. 30 Haidian Nalu Road, Haidian District, Beijing Legal Representative: Xiong Wei
Tel: 010-58325388

WHEREAS,

(1) Party A is a wholly foreign owned enterprise duly organized and validly existing under the laws of PRC, and has expertise and resources in developing and manufacturing computer hardware and software, system software, and application software; Party A desires to provide to Party B operational services in connection with developing and manufacturing computer hardware and software, system software, and application software.

(2) Party B is a company with limited liability duly organized and validly existing under the laws of PRC; and to expanding its business operation in the aspects of developing and producing computer hardware, software, system software, and application software, Party B engages Party A to provide the operational services in connection with such operation.

(3) Party A has entered into a technical support agreement and strategic consulting agreement with Party B (collectively the "Binding Agreements"), and hence the Parties have established certain business relationship.

NOW AND THEREFORE, in accordance with the principle of sincere cooperation, mutual benefit and joint development and after friendly negotiations, the Parties hereby enter into the following agreements pursuant to the provisions of relevant laws and regulations of the PRC


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                             ARTICLE 1. DEFINITIONS

The terms used in this Agreement shall have the meanings set forth below:

1.1 "This Agreement" means this Operation Agreement and all appendices thereto, including written instruments as originally executed and as may from time to time be amended or supplemented by the Parties hereto through written agreements.

1.2 "The PRC" means, for the purpose of this Agreement, the People's Republic of China, excluding Hong Kong, Taiwan and Macao.

1.3 "Date" means the year, month and day. In this Agreement, "within" or "no later than", when used before a year, month or day, shall always include the relevant year, month or day.

                         ARTICLE 2. OPERATIONAL SUPPORT

2.1 Party A agrees, according to the operational needs of Party B, to act as the guarantor of Party B in the contracts, agreements, or transactions entered into between Party B and third parties, in order to fully guarantee the performance by Party B of such contracts, agreements, and transactions.

2.2 Party A agrees, according to the operational needs Party B, to recommend directors and senior management to Party B and Party B agrees to appoint the such personnel recommended by Party A to be its directors and senior management. The relevant personnel recommended by Party A pursuant to this Article shall meet the qualification requirements for directors and senior management under applicable laws.

2.3 To ensure the performance of this Agreement, Party A agrees to provide to Party B cooperative policy advice and guidance, which is consistent with the daily operation and financial management and the employment policy of Party B.

                        ARTICLE 3. OBLIGATIONS OF PARTY B

3.1 Party B agrees not to conduct the following business which may materially affect its assets, rights, obligations and operation (except for the sales or purchase of assets, and contracts and agreements entered into during the ordinary course of business of Party B, and the lien imposed by the contracting parties pursuant to the above contracts), without the prior written consent of Party A, including but not limited to:

3.1.1 borrowing loans from any third party or bearing any debt liability;

3.1.2 selling to or obtaining any asset or rights from any third party; and

3.1.3 using its own assets to secure any real obligation of any third party.

3.2 Without the written consent of Party A, Party B shall not transfer its rights and obligations hereunder to any third party. Party B agrees, Party A may transfer its rights and obligations hereunder as it finds necessary, and Party A only needs to give a written notice to Party B after such transfer, without the necessity to obtain any consent from Party B.


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           ARTICLE 4. CONSIDERATION FOR PROVIDING OPERATIONAL SUPPORT

4.1 In consideration of the above operational support provided by Party A, Party B shall pay to Party A certain fees as specified in Exhibit 1 attached hereto.

                    ARTICLE 5. REPRESENTATIONS AND WARRANTIES

5.1 Each Party hereby represents to the other Party that:

5.1.1 It has all the necessary rights, powers and authorizations to enter into this Agreement and to perform its duties and obligations hereunder; and

5.1.2 The execution or performance of this Agreement does not violate any significant contract or agreement to which it is a party or any contract of agreement that binds it or its assets.

                           ARTICLE 6. CONFIDENTIALITY

6.1 Each Party shall keep confidential all the content of this Agreement. Without the prior consent of all Parties, no Party shall disclose any content of this Agreement to any other party or make any public announcements with respect to any content of this Agreement. Notwithstanding the forgoing provisions of this Article 6, the following disclosure shall be permitted: (i) disclosure made pursuant to any applicable laws or any rules of any stock exchange of the United States, the PRC or other relevant jurisdictions; (ii) disclosure of information which has become public information other than due to any breach by the disclosing party; or (iii) disclosure to any Party's shareholders, legal counsel, accountants, financial advisors or other professional advisors who bear the obligation of confidentiality to such Party.

6.2 The Parties agree this Article 6 will survive any invalidity, modification, cancellation or termination of this Agreement, if applicable.


              ARTICLE 7. GOVERNING LAW AND OBLIGATIONS UPON DEFAULT


7.1 The execution, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of the PRC.

7.2 Any violation of any provision hereof, incomplete performance of any obligation provided hereunder, any misrepresentation made hereunder, material concealment or omission of any material fact or failure to perform any covenants provided hereunder by any Party shall constitute an event of default. The defaulting Party shall assume all the legal liabilities pursuant to the applicable laws.


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                          ARTICLE 8. DISPUTE RESOLUTION

8.1 Any dispute arising from the performance of this Agreement shall be first subject to the Parties' friendly consultations. If the parties fail to make an written agreement within thirty days after consultation, such dispute will be submitted to the China International Economic and Trade Arbitration Commission ("CIETAC") in accordance with its arbitration rules/procedures. The arbitration tribunal will be composed of three (3) arbitrators, two of which shall be appointed by both Parties hereto, and the third one shall be appointed by the chairman of CIETAC.

8.2 The arbitration shall be administered by the Beijing branch of CIETAC in accordance with the then effective arbitration rules of the Commission in Beijing.

8.3 The arbitration award shall be final and binding on the Parties. The costs of the arbitration (including but not limited to arbitration fee and attorney fee) shall be borne by the losing party, unless the arbitration award stipulates otherwise.

                            ARTICLE 9. EFFECTIVENESS

9.1 This Agreement shall be effective upon the execution hereof by both Parties hereto.

9.2 The term of this Agreement shall be ten (10) years. Party B shall not terminate this Agreement during this term.

9.3 Unless Party A notifies Party B of no renewal of this Agreement by giving a thirty (30) days prior notice. This Agreement will be renewed for one year automatically after the expiry of the term hereof. This provision will apply to all the subsequent renewal.

                      ARTICLE 10. NO SUBSEQUENT OBLIGATION

10.1 Once this Agreement is terminated, Party A will not have any obligation to provide to Party B any operational support hereunder.

                              ARTICLE 11. AMENDMENT

11.1 All Parties hereto shall fulfill their respective obligations hereunder. No amendment to this Agreement shall be effective unless such amendment has been made in written form, and agreed by both Parties and both Parties have obtained necessary authorization and approvals with respect to such amendment. Any modification and supplementary to this Agreement after signed by both Parties, become an integral part of this Agreement, and has the same legal force with this Agreement.


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                            ARTICLE 12. COUNTERPARTS

12.1 This Agreement is executed in duplicate, and are equally authentic. Party A and Party B shall each hold one counterpart.

                            ARTICLE 13. MISCELLANEOUS

13.1 The title and headings contained in this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

13.2 The Parties may enter into supplementary agreements to address any issue not covered by this Agreement. The supplementary agreements so entered shall be an appendix hereto and shall have the same legal effect as this Agreement.

[The remaining of this page is intentionally left blank]


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Exhibit 1 Consideration for Operation Guarantee

The annual fees in consideration of provision of the operational support by Party A ("Consideration") shall be 40% of the "profits" of Party B in such year. The "profits" of Party B in such year should be equal to (gross revenue of Party B in such year) minus (the sales tax, sales expenses, management fees, financial expenses and other expenses resulting from the daily operation and outside daily operation of Party B), and such "profit" shall be the profit before paying for other service fees as specified by the Binding Agreements. Such expenses shall be determined by both Parties every quarter in written form, and shall be paid by Party B within three (3) months after the accounting date.





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[execution page only]

This Agreement is executed by the following Parties as of the date listed first above.

Party A: Fortune Software (Beijing) Co., Limited

Seal:
Authorized Representative (Signature):


Party B: Beijing Premium Technology Co., Ltd.

Seal:
Authorized Representative (Signature):